Consent of Independent Public Accountants



We consent to the inclusion in this registration statement of Rampart Capital Corporation, Amendment No. 4 of Form SB2, of our report dated January 29, 1999, except for Note 15 as to which the date is August 17, 1999, on our examinations of the financial statements of Rampart Capital Corporation. We also consent to the reference to our firm under the caption "Experts".





PANNELL KERR FORSTER OF TEXAS, P.C.



Houston, Texas
August 18, 1999